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                                                                     Exhibit 2.1

                            ASSET TRANSFER AGREEMENT


     This ASSET TRANSFER AGREEMENT (the "Agreement") is made this 1st day of September, 2001 by and between iAsiaWorks Korea, Ltd., a company organized and existing under the laws of the Republic of Korea, with its registered office located at 1423-1/2, Seocho-Dong, Seocho-Ku, Seoul, Korea ("Seller") and Korea Internet Data Center Inc., a company organized and existing under the laws of the Republic of Korea, with its registered office located at KIDC Bldg., 261-1, Nonhyun-Dong, Kangnam-Ku, Seoul, Korea ("Purchaser").

                                   WITNESSETH

     WHEREAS, Seller wishes to sell, transfer, convey, and deliver to Purchaser, and Purchaser desires to purchase, acquire, accept and receive from the Seller, all of the rights, title and interest of Seller in certain landlots, building, equipments and components as specifically described hereunder.

     NOW, THEREFORE, in light of the mutual covenants, rights, obligations and consideration herein contained, and intending to be legally bound, the parties mutually agree as follows;

                          ARTICLE 1. TRANSFER OF ASSETS
                                     ------------------

1.1  Transfer of Assets. Upon the terms and subject to the conditions set forth
     ------------------
     in this Agreement, Seller agrees to sell, transfer, convey, deliver and assign to Purchaser, and Purchaser desires to purchase, acquire, accept and assume from the Seller, as the case may be, all rights, title, and interest of Seller in and to certain landlots (the "Landlots"), building structure (the "Building") and equipments and components (collectively the "Tangible Assets") as specifically set forth respectively in Exhibit 1 (hereinafter the Landlots, Building and Tangible Assets collectively referred to as the "Assets"), which Exhibit is hereby incorporated into and made part of this Agreement.

1.2  Joint Verification. Seller and Purchaser shall jointly inspect and verify
     ------------------
     the existence and operability of Assets to be delivered on the Closing Date, which inspection and

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     verification shall be carried out, at the latest, one (1) day prior to the
     Closing.

                               ARTICLE 2. CLOSING
                                          -------

2.1  Time and Place of Closing. The closing hereunder (hereinafter the
     -------------------------
     "Closing") shall take place within five (5) business days after the fulfillment and satisfaction or waiver, as the case may be, of all the conditions to close set forth in Article 7 herein, at Purchaser's place of business or at such other time and place as may be mutually agreed upon by Purchaser and Seller (hereinafter the "Closing Date"); provided, however, that the Closing shall take place no later than September 15, 2001, and provided further, that the Closing Date may be extended for the maximum term of two (2) weeks, in the event either party requests such extension.

2.2  Seller's Deliverables. Seller shall deliver to Purchaser on or before the
     ---------------------
     Closing Date all of the following:

     a) delivery of all documents required for the registration of the change of ownership from Seller to Purchaser related to the Landlots and Building;

     b) delivery of all Assets physically deliverable by means to be agreed between the parties;

     c) delivery of certified copy of the minutes for an extraordinary shareholders meeting of Seller approving the consummation of transactions prescribed in this Agreement;

     d) certain documents evidencing the Seller's title/ownership of the Tangible Assets , including without limitation;

          i) a confirmation letter of Samsung Corporation ("SamSung") with respect to the Assignment of the Main Contract for the Design executed on October 20, 2000 and Build and the Contract for Building Modification executed on November 10, 2000 respectively between Seller and SamSung (including any amendments thereof) that Seller has complete and unrestricted ownership of certain facilities, equipments and furniture supplied by SamSung under said Contracts and that SamSung assures Purchaser's entitlements to certain Warranties, insurance and Warranty bonds conceived in the said Contracts;

          ii) a confirmation letter of Beauty Sparks confirming the Seller's ownership of certain cables and racks supplied by Beauty Sparks;

          iii) a confirmation letter of the previous owner who had a title and ownership,

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               confirming the complete and unrestricted ownership of Seller related to two (2) Piller Generators currently installed within the Building; and a confirmation letter of Piller Gmbh that certain warranty obligations prescribed in the Turnkey System Agreement (dated July 6, 2000) is extended to Purchaser, with respect to such Generators;

          iv)  a novation agreement of the Framework Agreement (dated August 30,
               2000) and the Term Agreement by Purchaser, Piller Gmbh and iAsiaWorks, Inc with respect to one (1) Piller Generator currently kept within the Building and not yet installed; and

          v) a novation agreement of the Turnkey System Agreement (dated July 6, 2000) by Purchaser, Piller Gmbh and the previous owner with respect to one (1) Piller Generator currently kept in Germany by Piller Gmbh. without limitation by specific enumeration of the foregoing, all other documents reasonably required to consummate the transaction herein contemplated, which documents shall be mutually agreed.

2.3  Purchaser's Deliverables. Purchaser shall execute and/or deliver to Seller
     ------------------------
     at the Closing all of the following;

     a)   the Purchase Price;

     b) an instruction to the escrow agent prescribed in Article 3.2.1 below to release escrow amount to Seller; and,

     c) without limitation by specific enumeration of the foregoing, all other documents reasonably required to consummate the transaction herein contemplated, which documents shall be mutually agreed.

2.4  Actions Pending Closing. Upon the execution of this Agreement and the
     -----------------------
     escrow of the Initial Payment as prescribed in Article 3.2 below, Seller shall not solicit, accept, discuss, pursue or otherwise involve itself in the sale of, or in the creation of any mortgage, lien, pledge encumbrance or lease on, any of the Assets, without prior written consent of Purchaser.

                      ARTICLE 3. PURCHASE PRICE AND PAYMENT
                                 --------------------------

3.1  Purchase Price. The purchase price under this Agreement, for the sale of
     --------------
     the Assets by Seller to Purchaser shall be initially as follows:

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     Landlots - (won)22,325,316,624
     Building - (won) 5,284,523,376
     Tangible Assets - W9,590,160,000  (excluding VAT)

     Total: Thirty Seven Billion Two Hundred Million Won ((won)37,200,000,000) (the "Aggregate Purchase Price"), not including applicable VAT, which shall be paid by Buyer to Seller at the time of Closing.

      For the avoidance of doubt, each item of Tangible Assets shall be as prescribed in Part 2 of Exhibit 1; and any intellectual property and softwares that were required for the operation and maintenance of the Tangible Assets in the ordinary course of Seller's operation of the Tangible Assets are hereby assigned and transferred to Purchaser at no cost.

3.2  Payment. The Purchase Price amount shall be paid in the following schedule,
     -------
     either by bank check or wire transfer of immediately available funds to the bank account designated by Seller:

     1) Initial Payment: The amount equal ten percent (10%) of the Aggregate Purchase Price shall be escrowed with an escrow agent to be selected by the mutual agreement of the parties, within five (5) business days following the execution of this Agreement as consideration for the Seller's delivery to Purchaser of documents required for the provisional registration of the transfer/change of ownership related to the Landlots and Building; and

     2) Final Payment: The remainder of the Aggregate Purchase Price, shall be paid on the Closing subject to the adjustment thereof pursuant to
          Article 3.3 and Article 3.4 below and/or subject to the deduction in the amount equal to certain taxes to be borne by Seller pursuant to
          Article 6.1, Paragraph e) herein and certain liabilities of Seller to be assumed by Purchaser, which liabilities are set forth in Exhibit 3 which is hereby incorporated into and made part of this Agreement.

3.3  Replacement of non-existing or non-operable Assets. In the event any Assets
     --------------------------------------------------
     are found non-existing or non-operable during the joint inspection and verification as per Article 1.2 above, such non-existing or non-operable Assets as described in Exhibit 1 hereof shall be replaced with the Assets in similar condition.

3.4  Payment for undelivered Piller Generator. With respect to one (1) Piller
     ----------------------------------------
     Generator as contemplated in Article 2.2, Paragraph v) above, Purchaser shall deduct and set aside from the amount of Final Payment US$500,000 from the Aggregate Purchase Price payable to Piller Gmbh prior to the final acceptance thereof pursuant the Turnkey System Agreement and the novation agreement thereof, which amount so deducted and withheld shall be paid by Purchaser to Seller or Piller Gmbh; as the case may be, upon the arrival of such generator at the premise of Building. The amount to be so deducted and withheld shall be computed on the applicable basic exchange rate as of the Closing Date.

3.5  Maintenance price for Piller Generators. It is agreed that as a
     ---------------------------------------
     precondition to the Closing, the price paid by Buyer for the maintenance services provided by Piller GmBh related to the four (4) Piller Generators shall be no greater than USD$50,000 per year for each Piller Generator unit (each a "Unit"). In the event such precondition is not met, as of the Closing Date, then, the difference between the amount agreed upon for maintenance by Piller for each of the Units, shall be capped for all intents and purposes, for the Buyer, at USD$50,000 per year for each Unit and any contracted arrangement in excess of the USD$50,000 amount per year for each Unit (the "Excess"), shall be a cost borne by Seller paid via a reduction in the Aggregate Purchase Price computed as follows (the "Reduction Amount"): (x) the amount of the Excess for each Unit, multiplied by (y) four units, multiplied by (z) five (5) years. The Reduction Amount shall be calculated according to the basic exchange rate applicable on the Closing Date and as indicated above shall be deducted from the Aggregate Purchase Price.

               ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER
                          ----------------------------------------

Except to the extent set forth on the Schedule of Exceptions attached hereto as
Exhibit 3, which is hereby incorporated into and made part of this Agreement, Seller hereby represents and warrants to Purchaser that as of the date hereof and as of the Closing Date:

4.1  Organization. Seller is a corporation duly incorporated, validly existing
     ------------
     and in good standing under the laws of Republic of Korea and has all requisite power and authority necessary to enter into this Agreement and to carry out the transactions contemplated hereby.

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4.2  Authority. All corporate acts and other proceedings required to be taken by
     ---------
     Seller to authorize the execution, delivery and performance by Seller of this Agreement and to consummate the transaction contemplated hereby (including without limitation the approval by the Seller's Board of Directors) have been duly and properly taken and obtained.

4.3  Binding Obligations. This Agreement and all documents required to be
     -------------------
     delivered by Seller on or prior to the Closing Date will constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.4  No Violation. Except as listed in Schedule 4.4, neither the execution and
     ------------
     delivery by Seller of, nor the performance by Seller of its obligations under this Agreement contravenes or will contravene or has resulted or will result in a breach or violation of any relevant indenture, mortgage, contract or other agreement or instrument to which Seller is a party or by which Seller or any of the Assets are bound, or has constituted or will constitute a default thereunder or result in the imposition of any lien on the Assets, or contravenes or will contravene or has resulted or will result in a breach or violation of any applicable law, statute, governmental rule or regulation or the articles of incorporation and/or by-laws of Seller or of any permit, order, writ, franchise, injunction, judgment or decree of any court or governmental authority against Seller or by which Seller or any of its property is bound.

4.5  Litigation. There are no actions, suits, investigation, or proceedings,
     ----------
     pending or threatened, which relate to the Assets, and Seller is incompliance in all material respects with all relevant orders, regulations, judgments and decrees of any court, tribunal, arbitrator, administrative agency, or governmental authority insofar as they relate to the Assets.

4.6  Governmental Consents. Seller has obtained all governmental licenses,
     ---------------------
     permits
     and approvals and other authorizations necessary to enable it to own, operate, and use the Assets. All those licenses, permits, approvals and authorizations are in full force and effect and will not be terminated or forfeited as a result of the transfer contemplated under this Agreement. No violations have been recorded or alleged in respect of any of those licenses, permits and approvals or authorizations, and no proceeding is pending or, to the knowledge of Seller, threatened or contemplated with respect to their revocation or limitation.

4.7  Restriction on Conveyance or Use. Except as listed on Schedule 4.7, none of
     --------------------------------
     the Assets are subject to any contract or agreement or other restriction of any nature whatsoever (whether recorded or unrecorded, known or unknown, due or to become due) preventing or limiting Seller's right to sell, transfer, convey, assign or to use the same.

4.8  No Adverse Condition. Since the execution of this Agreement, there has been
     --------------------
     no material adverse change relating to the Assets except for ordinary wear and tear.

4.9  Capacity to Act. The execution and delivery of this Agreement and the
     ---------------
     consummation of the transactions contemplated hereby will not result in any breach or default pursuant to the charter documents of Seller or any agreements relating to indebtedness existing on the execution date hereof.

4.10 Ownership and Title. Except as set forth on Schedule 4.10, Seller is the
     -------------------
     legal and sole owner of the Assets and holds good, valid and marketable title to the Assets, free and clear of all liabilities, obligations, mortgages, liens, security interests, deeds of trust and pledges, encumbrances or third party claims, with the exception of KFB and Samsung mortgages. Consummation of the transaction contemplated in this Agreement shall vest in Purchaser good, valid and marketable title to the Assets, free and clear of any and all liabilities, obligations, mortgages, liens, security interests, deeds of trust and pledges, encumbrances or third party claims, except for those mortgages duly registered in the Official Register for Landlots and Building as of the execution of this Agreement and securing the payment of underlying Seller's liability duly assigned and assumed by Purchaser, as prescribed in Exhibit 2 and those created by operation of law . The Assets listed in Exhibit 1 are a true and correct listing of all Assets of Seller.

4.11 No Assumption of Liability. Neither the execution nor performance of this
     --------------------------
     Agreement, nor the performance of the transactions provided for herein, shall make Purchaser liable or expose Purchaser to any liability or any debt or other obligation of Seller, except for those listed in Exhibit 2.

4.12 Condition of Assets. The Assets listed in Exhibit 1 are in good operating
     -------------------
     condition and are in a state of normal maintenance and repair; and are usable in the ordinary course of business to carry out the business as now conducted; and conform with laws and regulations imposed pursuant to standards for use and maintenance and with all safety and environmental codes under Korean law.

4.13 Disclosure; Not Misleading. To Seller's knowledge, all facts of importance
     --------------------------
     in respect to the Assets have been truthfully and completely disclosed to Purchaser in connection with the transaction under this Agreement. To Seller's knowledge, no representation or warranty by Seller contained in this Agreement and no document furnished or made by Seller pursuant to this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary, in light of the circumstances in which it was made, to make the statement contained therein not misleading.

4.14 Insurance. Seller has maintained, and up to the Closing Date, will have
     ---------
     maintained insurance against fire and other normally insured risks relating to the Assets, and as of the Closing Date, all such policies of insurance applicable to the Assets are current and nothing has been done or omitted to be done which would make any such policies of insurance void or voidable before the Closing Date.

4.15 Warranty and Bonds. Certain warranties made available by the supplier of
     ------------------
     Tangible Assets as set forth in Schedule 4.15 and certain Performance Bond or Warranty Bond duly submitted by SamgSung Corporation with respect to the Building are properly procured and possessed by Seller.

4.16 Payment of Taxes and Other Governmental Charges. Seller has prepared
     -----------------------------------------------
     accurately and in the manner required by applicable law and filed properly and timely all tax returns required to be filed by it in connection with the Assets that are due as of the Closing Date and it has timely paid in full all taxes, including any interest or penalties owing by it, in connection with the Assets, except for taxes which have not yet accrued or otherwise become due as of the Closing Date.

4.17 Environmental Conditions. There are not now, nor have there ever occurred,
     ------------------------
     any violations of any applicable environmental laws by the Seller and the Seller has complied and is in compliance with, and the Real Property and all improvements thereon are in compliance with, all applicable environmental laws.

4.18 Condemnation. There are no condemnation notices or proceedings or any
     ------------
     similar actions pending against the Seller or any of its property.

               ARTICLE 5. REPRESENTATION AND WARRANTY OF PURCHASER
                          ----------------------------------------

Purchaser hereby represents and warrants to Seller that as of the date hereof and as of the Closing Date;

5.1  Organization. Purchaser is a corporation duly incorporated, validly
     ------------
     existing and in good standing under the laws of Korea and has all requisite power and authority necessary to enter into this Agreement and to carry out the transaction contemplated hereby.

5.2  Authority. Purchaser has full corporate power and authority to execute and
     ---------
     deliver this Agreement and to consummate the transaction contemplated hereby. All corporate acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance by Purchaser of this Agreement and to consummate the transaction contemplated hereby have been duly and properly taken and obtained.

5.3  Binding Obligation. This Agreement and all documents required to be
     ------------------
     delivered by Purchaser on or prior to the Closing Date will constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or
     (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                      ARTICLE 6. CONVENANTS OF THE PARTIES
                                 -------------------------

6.1  Covenants of Seller.
     -------------------

     a)   Access to Information Prior to the Closing Date. Between the date of
          -----------------------------------------------
          this Agreement and the Closing Date, the Seller shall (i) give the Purchaser and its authorized representatives full access during ordinary business hours to all its Assets, books, records, offices and other facilities and properties (and permit the Purchaser and its authorized representatives to make copies of such books and records);
          (ii) permit the Purchaser to make inspections thereof; (iii) assist the Purchaser in obtaining any information reasonably required for the performance of the Agreement from Seller's lenders, financial advisors, accountants, auditor and other advisors; and (iv) cause its' officers to furnish the Purchaser with operating data and other information with respect to the Assets.

     b)   Preservation of Assets. Through to the Closing Date, except as
          ----------------------
          permitted by this Agreement, Seller agrees to (i) not dispose of any of the Assets, or incur liabilities or otherwise enter into transactions relating to the Assets outside the ordinary course of business; (ii) preserve and maintain the Assets in at least the same state of condition and repair as they were as of the date of this Agreement, except for ordinary wear and tear; (iii) not give, agree to or permit any pledge, mortgage, encumbrance, lien, security interest or other adverse interest over the Tangible Assets; (iv) maintain in full force and effect all present insurance in respect to the Assets; and (v) not knowingly take or omit to take, or permit or suffer any action which if taken, omitted, permitted or suffered would constitute a breach of any representations or warranties set forth in Article 4 hereof. In this respect, Seller shall allow Purchaser and its employee and/or representatives to enter into the Landlots and Building and inspect and examine the condition of Assets during the period from the execution of this Agreement up to the Closing Date, always subject to the prior approval of Seller, which approval shall not be unreasonably withheld.

     c)   Acquisition of Third Party Consents. Seller shall utilize its
          -----------------------------------
          commercial best efforts to obtain, prior to the Closing Date, all consents of governmental authorities necessary to transfer the Assets and the written confirmation from the third parties set forth on
          Exhibit 3 (including without limitation the consents of SamSung Corporation and the Korea First Bank related to the execution of this Agreement) that they approve of the assignment to Purchaser of Seller's rights and obligations in respect of those items of Assets that require the same.

    (d)   Employees. Seller agrees and confirms that none of its employees will
          ---------
          be transferred to and employed by Purchaser. Provided, however, that notwithstanding the foregoing, Purchaser may recruit and employee any of Seller's employee(s) through its normal recruitment procedure.

    (e)   Pre-Closing Liabilities; Taxes. Seller agrees and covenants that
          ------------------------------
          Seller shall be responsible for any and all claims, obligations, liabilities, direct or contingent, known or unknown, including, without limitation, any liability whatsoever for any taxes, including without limitation the Asset Tax, to be invoiced by the competent tax authority, relating to the Assets for the period prior to the Closing Date. Further, Seller shall be responsible for the Asset Tax, public charges, utility charges and other expenses related to the Assets, always in proportion to the days of Seller's ownership or possession thereof up to the Closing Date.

     (f)  Contracts. Seller agrees and confirms that except otherwise prescribed
          ---------
          in this Agreement, Purchaser shall not be obligated to assign and assume any co-location contracts of Seller or any circuit contracts of Seller duly entered into with common carriers and ISPs; and that Seller, irrespective of whether such contract being related to Seller's IDC located at the Building or related to its Boramae center, shall be solely responsible for the disposal of such contracts which will not be assigned to and assumed by Purchaser. In this regard, Seller shall terminate, on or prior to Closing, the Agreement for the maintenance of facilities within the Landlots and Building, the Agreement for the maintenance and cleaning of Landlots and Building, any co-location agreements and any circuit contracts with ISPs or common carriers; and shall remove and vacate any facilities (including servers) installed by its customer under Co-location Agreements or any circuits or leased lines installed by such ISPs or common carriers from the premise of Landlots and Building. Further, Seller will provide Purchaser with its reasonably best effort with respect the assignment to the Purchaser of certain co-location contract(s) selected by Purchaser.

     (g)  Electronic Entrance Card. Seller shall use its commercial best efforts
          ------------------------
          to retrieve each and every electronic entrance card issued by Seller and deliver such cards to Purchaser prior to or on the Closing Date, except for those cards consented by Purchaser.

     (h)  No New Co-Location Contract. From the execution date of this Agreement
          ---------------------------
          up to the completion of Closing, Seller shall not enter into any new or extended co-location agreement, without prior written consent of Purchaser.

6.2  Covenants of Purchaser
     ----------------------

     (a)  Post-Closing Liabilities; Taxes. Purchaser agrees and covenants that
          -------------------------------
          Purchaser shall be responsible for any and all claims, obligations, liabilities, direct or contingent, known or unknown, including without limitation, any liability whatsoever for any taxes and/or public charges to be invoiced by the competent tax authority, relating to the Assets for the period after the Closing Date.

     (b)  Maintenance of Status Quo. Through to the Closing Date, Purchaser
          -------------------------
          agrees that it shall not take or omit to take, or permit or suffer any action which if taken, omitted, permitted or suffered would constitute a breach of any representations or warranties set forth in Article 5 hereof.

                    ARTICLE 7.  CONDITIONS PRECEDENT TO CLOSE
                                -----------------------------

7.1  Conditions Precedent to Obligations of Parties. The respective obligations
     ----------------------------------------------
     of Purchaser and Seller hereunder are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

     (a)  No Injunctions. There shall not be in effect any statute, any
          --------------
          regulation of any governmental ministry or agency of the Republic of Korea, or any injunction or restraining order issued by a court of competent jurisdiction, against the consummation of the transfer of Assets pursuant to this Agreement.

     (b)  No Litigation. No suit, action or governmental proceeding before any
          -------------
          court or any governmental or regulatory authority shall have been commenced and be pending against Purchaser or Seller or their respective associates, officers, or directors seeking to restrain, prevent or change in any material respect the transaction contemplated hereby or seeking material damages in connection with such transaction.

     (c)  Required Governmental Consents. All required governmental consents and
          ------------------------------
          approvals required by Section 6.1.c) of this Agreement shall have been obtained.

7.2  Seller's Obligation to Close. The obligation of Seller to Close hereunder
     ----------------------------
     shall be subject to the fulfillment and satisfaction, prior to or on the Closing Date, of the following conditions; provided, however, that these conditions precedent are for the sole benefit of Seller and may be waived individually or in the aggregate by Seller.

     (a)  Performance by Purchaser. Purchaser shall have complied with all the
          ------------------------
          terms, covenants, agreements and conditions of this Agreement, including the payment of the Final Payment to Seller pursuant to
          Section 3.2.2 to be complied with and performed by Purchaser on or before the Closing Date.

     (b)  Purchaser's Representations and Warranties. The representations and
          ------------------------------------------
          warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on the Closing Date.

7.3  Purchaser's Obligation to Close. The obligation of Purchaser to purchase
     -------------------------------
     and accept the Assets from Seller on the Closing Date shall be subject to the fulfillment and satisfaction, prior to or on the Closing Date, of the following conditions; provided, however, that these conditions precedent are for the sole benefit of Purchaser and may be waived individually or in the aggregate by Purchaser.

     (a)  Performance by Seller. Seller shall have complied in all material
          ---------------------
          respects with all the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Seller on or before the Closing Date.

     (b)  Seller's Representations and Warranties. The representations and
          ---------------------------------------
          warranties made by Seller in this Agreement shall be true and correct on the Closing Date except for that would not, in the aggregate, result in a material adverse effect on the Assets.

     (c)  Transfer Instruments and Seller's Deliverables.
          ----------------------------------------------

          (1) Seller shall have prepared and the parties shall have executed any and all transfer instruments so that the Assets shall be validly transferred and assigned hereunder to Purchaser, all in a form reasonably acceptable to Purchaser and consistent with the terms of this Agreement.

          (2) Seller shall have delivered to Purchaser on or before the Closing Date those Deliverables listed in Article 2.2 herein.

     (d)  Third Party Consents. All third parties and relevant governmental
          --------------------
          authorities shall have provided their written consents to the assignment of those items of Intangible Assets that require the same.

    ARTICLE 8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION
               --------------------------------------------------------------

8.1  Survival of Representations and Warranties. All representations and
     ------------------------------------------
     warranties, covenants, indemnities and other agreements made by any party to this Agreement herein or pursuant hereto shall also be deemed made on and as of the Closing Date as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall survive for one year following the Closing Date.

8.2  Indemnification by Seller. Seller hereby agrees to indemnify and hold
     -------------------------
     harmless Purchaser from and against:

     (a) any loss, liability, claim, obligation, damage or deficiency of or to Purchaser arising out of or resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Seller contained in this Agreement or in connection with the transaction contemplated hereby; and

     (b) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Article 8.2.

8.3  Indemnification by Purchaser. Purchaser hereby agrees to indemnify and hold
     ----------------------------
     harmless Seller from and against:

     (a) any loss, liability, claim, obligation, damage or deficiency of or to Seller arising out of resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Purchaser contained in this Agreement or in connection with the transaction contemplated herein; and

     (b) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Article 8.3.

                             ARTICLE 9. TERMINATION
                                        -----------

9.1  Cause for Termination. This Agreement may be terminated at any time:
     ---------------------

     (a)  by mutual written agreement duly executed by Purchaser and Seller;

     (b) by Seller if, notwithstanding the satisfaction of pre-conditions for the Closing as prescribed in Article 7 above, Purchaser fails to consummate the Closing, for any reason whatsoever, on or before September 15, 2001 (or the extended date set for two weeks thereafter);

     (c) by Purchaser if Seller is unable to satisfy the pre-conditions as prescribed in Article 7, thereby resulting in the Closing Date to occur after September 15, 2001 (or the extended date set for two weeks thereafter);

     (d) by Seller if Purchaser is unable to satisfy all of the pre-conditions as prescribed in Article 7, thereby resulting in the Closing Date to occur after September 15, 2001 (or the extended date set for two weeks thereafter);

     (e) by Purchaser if the Seller is unable to comply with its obligations contained in Article 6.1 herein;

     (f) by Seller if the Purchaser is unable to comply with its obligations contained in Article 6.2 herein;

     (g) by Purchaser if Seller intentionally refuses to participate or proceed in the consummation of the Closing procedure (after the satisfaction of all its obligations hereunder and/or Purchaser's waiver of such obligations) or if Seller breaches Article 2.4 above;

     For the avoidance of doubt, this Agreement may not be terminated on any account except for the reasons set forth in paragraphs (a) - (g) as prescribed in this Article 9.1.

9.2  Effect of Termination.
     ---------------------

     (a) In the event this Agreement is terminated in accordance with either Paragraph (a), (b), (d), or (f) of Article 9.1, the amount of Initial Payment of Purchase Price, together with any interest accrued shall be released by the escrow agent to Seller and forfeited by Purchaser.

     (b)  In the event this Agreement is terminated pursuant to either Paragraph
          (c) or (e) of Article 9.1, then this Agreement shall be rescinded retroactively as if the parties had never entered into this Agreement and the parties shall promptly return to each other all money, documents, materials and information received by it hereunder. In such event, the escrow agent shall release to Purchaser the amount of Initial Payment together with any interest accrued; and there shall be no liability on the part of either Purchaser or Seller, or their officers or directors.

     (c)  In the event this Agreement is terminated pursuant to Paragraph (g) of
          Article 9.1, then (i) the amount of the Initial Payment of Purchase Price, together with any interest accrued, shall be released by the escrow agent to Purchaser and (ii) Seller shall pay to Purchaser an amount equal to the Initial Payment as liquidated damages, with no further obligations or penalties owed and no further liability on the part of either party, or their officers or directors.

                     ARTICLE 10. NON-COMPETITION OBLIGATION
                                 --------------------------

10.1 Competition. Subject to and upon the successful completion of Closing,
     -----------
     Seller shall not, directly or indirectly, own or operate any IDC which may compete with Purchaser in Korea for 12 months.

                   ARTICLE 11. CONFIDENTIALITY AND DISCLOSURE
                               ------------------------------

11.1 Confidential Information. The parties agree that:
     ------------------------

     (a) the Confidential Information, the information contained in this Agreement and any information disclosed to or acquired by any party to this Agreement in connection with the subject matter of this Agreement is confidential;

     (b) except as expressly stated in this Agreement, the parties must not disclose to any person any information referred to in clause 11.1(a) or use such information for any purpose other than the purpose contemplated by this Agreement, except:

          (i) to its holding company, employees, professional advisers, bankers, auditors, financial advisers, financiers and other consultants on those persons undertaking to keep strictly confidential any information disclosed to them;

          (ii) to the extent necessary for the parties or their parent companies to comply with any applicable law or requirement of any regulatory body or government agency including any relevant stock exchange in the Republic of Korea and the Federal Securities Laws of the USA; or

          (iii)  with the prior written consent of the other party.

     (c) clause 11.1(b) does not apply to any information which is generally available to the public (other than as a result of disclosure in breach of clause 11.1(b)).

11.2 Disclosure to public. Both the Purchaser and Seller (and/or its parent
     --------------------
     company, iAsiaWorks, Inc., a company existing under the laws of the state of Delaware, USA) agree that each party has a right to review each other's stock exchange and press releases regarding the subject matter of this Agreement prior to the public release of the information. No such releases shall be issued without the prior written approval of the other party; provided, however, that approval shall not be necessary for any disclosure or release which is required pursuant to applicable laws (including, without limitation, the Securities Laws of the Republic of Korea and Federal Securities Laws of the United States).

                      ARTICLE 12. MISCELLANEOUS PROVISIONS
                                  ------------------------

12.1 Taxes; Expenses. Except as otherwise provided by this Agreement, any and
     ---------------
     all taxes, duties, charges or assessments (excluding taxes measured on income) in connection with the transaction contemplated by this Agreement shall be paid by the party on which they are legally assessed. All expenses and fees in connection with the negotiation and execution of this Agreement and the consummation of transactions conceived under this Agreement shall be borne by the party incurring them. Applicable VAT shall be paid by Purchaser to Seller at Closing.

12.2 Entire Agreement. This Agreement, and Schedules hereto, constitute the
     ----------------
     entire agreement with respect to the subject matter hereof. Except as may specifically be provided herein, no change, modification, amendment, addition or termination of this Agreement or any part hereof shall be valid unless in writing and signed by the parties.

12.3 Waiver. No waiver of the provisions hereof shall be effective unless in
     ------
     writing and
     signed by the party providing such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

12.4 Governing Law; Arbitration. This Agreement shall be governed and construed
     --------------------------
     in accordance with the laws of the Republic of Korea. If at any time any question, dispute, difference, or controversy shall arise between the Parties as a result of or in connection with the provisions of this Agreement, a Party shall give notice to the other in writing of the existence of such question, dispute, difference or controversy specifying its nature and the point at issue, and if the same is not amicably resolved within thirty (30) days from the date of notice mentioned hereinabove, then such question, dispute, difference or controversy shall be exclusively settled by binding arbitration in Seoul, Korea in accordance with the Commercial Arbitration Rules of the Korea Commercial Arbitration Board then in effect. Judgment upon the award rendered may be entered in any Court having jurisdiction or application may be made to such Court for judicial acceptance of the award and an order of enforcement, as the case may be. The arbitration fee shall be borne by the losing Party.

12.5 Severability. If any clause, paragraph or part of this Agreement shall be
     ------------
     held or declared to be void or illegal for any reason, all other clauses, paragraphs or parts of this Agreement which may be effected without such illegal clause, paragraph or part shall nevertheless continue in full force and effect; provided, however, that the ineffectiveness of any paragraph or subparagraph does not materially effect or otherwise change this Agreement.

12.6 Successors and Assignees. This Agreement and the various rights and
     ------------------------
     obligations hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and heirs; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party.

12.7 Counterparts. This Agreement may be executed in two or more counterparts,
     ------------
     each of which shall be deemed an original, but which together shall constitute one and the same instrument.

12.8 Headings. The headings preceding the text of the sections and subsections
     --------
     hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

12.9 Language. This Agreement is duly executed in English, which shall control
     --------
     and be prevailing in the event any translation hereof is made.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.





SELLER                                           PURCHASER

iAsiaWorks Korea Ltd.                            Korea Internet Data Center Inc.




By: /s/ Jon F. Beizer                       By: /s/ Jim Seok Kim
    ------------------------                    --------------------------
   Name: Jon F. Beizer                         Name: Jim Seok Kim
         -------------------                         ---------------------
   Title: Director, Korea                      Title: Vice President
          ------------------                          --------------------